Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-144999

PROSPECTUS

$97,000,000

3.75% Convertible Senior Notes due 2027

Shares of Common Stock Issuable Upon Conversion of the Notes

We issued and sold $97,000,000 aggregate principal amount of our 3.75% Convertible Senior Notes due 2027 in private transactions on April 3, 2007 and April 13, 2007. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes. Additional selling securityholders may be named by prospectus supplement. We will not receive any proceeds from resales by selling securityholders.

The notes are Ambassador’s senior unsecured obligations and not the obligations of its subsidiaries. The notes will be effectively subordinated to the Company’s existing and future secured debt to the extent of the value of the collateral securing the debt; equal with any future unsecured debt that does not expressly provide that it is subordinated to the Notes; and senior to any future debt that expressly provides that it is subordinated to the Notes. In addition, the Notes will be structurally subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

Prior to this offering, the notes have been eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the Portal Market. Notes sold by means of this prospectus are not expected to remain eligible for trading in the Portal Market but are expected to be traded over the counter. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Global Market.

Our common stock is listed on the Nasdaq Global Market under the symbol “AMIE.” The last reported sale price of our common stock on September 25, 2007 was $25.07 per share.

Investing in our shares of common stock involves risks. You should review carefully the risks and uncertainties described under the heading “ Risk Factors” beginning on page 9 and contained in any applicable prospectus supplement and under similar headings in the other documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling holders may offer. A selling holder may be required to provide you with a prospectus supplement containing specific information about the selling holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “we,” “us,” “our” and “Ambassadors” refer to Ambassadors International, Inc., a Delaware corporation, and its consolidated subsidiaries.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. This prospectus, including the information incorporated by reference in this prospectus, contains forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “goal,” “future,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “will,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. We describe some of the risks, uncertainties, and assumptions that could affect the outcome or results of operations in “Risk Factors” and elsewhere in this prospectus, including the risks incorporated in this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as updated by our future filings. We have based our forward looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements. Reference is made in particular to forward looking statements regarding product sales, reimbursement, expenses, earnings per share, liquidity and capital resources, and trends. Except as required by law, we do not have any intention or obligation to update publicly any forward looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

PROSPECTUS SUMMARY

The following summary may not contain all the information that you should consider and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors,” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference in this prospectus.

In this prospectus, the terms “Ambassadors,” “the company,” “we,” “our” and “us” refer to Ambassadors International, Inc. and our consolidated subsidiaries, unless otherwise specified.

Ambassadors International, Inc.

We are a cruise, marine and travel and events company. Our cruise operations are conducted under our Majestic America Line brand. Our Majestic America Line is a domestic provider of overnight passenger cruises along the inland rivers and coastal waterways of North America. Through our marine business, we are a global provider of marina design and construction services. Our marine business also offers marine operations, management and consulting services to marina owners. Our travel and events business provides event and travel services to corporations, associations and trade show companies.

We were originally incorporated in the State of Washington in 1967 under the name International Ambassador Programs, Inc. to provide international educational travel programs for students and professionals. We reincorporated in the State of Delaware in 1995 under the name Ambassadors International, Inc.

In February 2005, we acquired BellPort Group, Inc., a marine services and consulting company. In January 2006, we acquired American West Steamboat Company, LLC (“American West”), a cruise company that offers cruises through Alaska’s Inside Passage and on the Columbia and Snake rivers. In March 2006, we purchased certain assets related to the Newport Harbor Shipyard. In April 2006, we acquired the cruise-related assets of Delta Queen Steamboat Company, Inc. (“Delta Queen”), a cruise company that offers historical cruises on many of America’s best known rivers, including the Mississippi, Ohio, Tennessee, Cumberland and Arkansas rivers. In July 2006, we acquired Bellingham Marine Industries, Inc., a marina design and construction company.

In April 2007, we completed our acquisition of Windstar Cruises, a luxury, small ship cruise line consisting of the three ships: Wind Surf, Wind Spirit and Wind Star. The acquisition was accomplished through our newly-formed subsidiary, Ambassadors International Cruise Group, LLC. As a result of this acquisition, our cruise segment includes international cruise operations through the operation of three internationally flagged cruise ships under the Windstar brand, including the Wind Surf, Wind Spirit and Wind Star.

Corporate Information

Our principal executive offices are located at 1071 Camelback Street, Newport Beach, California, 92660-3228 and our telephone number is (949) 759-5900. Our website is located at www.ambassadors.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this offering circular and shall not be deemed to be incorporated by reference into this offering circular.

THE OFFERING

Securities offered	$97,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2027 and the shares of common stock issuable upon conversion of the notes. Each note was issued at 100% of the principal amount.

Interest and Payment Dates	The notes will bear interest at an annual rate of 3.75%. Interest is payable on April 15 and October 15 of each year, beginning October 15, 2007.

Maturity date	April 15, 2027.

Conversion	The notes are convertible at the option of the holder into shares of our common stock at any time prior to maturity, unless the notes are earlier redeemed or repurchased. The notes are convertible at a conversion rate of 17.8763 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $55.94 per share. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be.

Ranking

The notes are general unsecured obligations and will be:

•        effectively subordinated to all our existing and future secured debt to the extent of the value of the collateral securing the debt;

•        equal with any future unsecured debt that does not expressly provide that it is subordinated to the notes; and

•        senior to any future debt that expressly provides that it is subordinated to the notes.

In addition, the notes are structurally subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not prohibit our subsidiaries from incurring indebtedness in the future.

The terms of the indenture under which the notes were issued does not limit our ability to incur additional indebtedness.

Optional redemption	On or after April 20, 2010, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to $75.00 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes after April 15, 2010.

In addition, on or after April 15, 2012, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. See “Description of Notes—Optional Redemption by Ambassadors International.”

Sinking fund	None.

Purchase of the notes at option of holders on a specified date	You may require us to repurchase all or a portion of your notes in cash on April 15, 2012, April 15, 2017 and April 15, 2022 at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest and any additional interest to, but excluding, the repurchase date. See “Description of the Notes—Repurchase at the Option of the Holder.”

Repurchase at option of holders upon a fundamental change	Upon a “fundamental change,” as defined in “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change,” you may require us to repurchase your notes in cash at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

Adjustment to Conversion Rate Upon a Fundamental Change	If a holder elects to convert notes in connection with a specified fundamental change that occurs prior to April 15, 2012, we will in certain circumstances increase the conversion rate by a specified number of additional shares, depending on the prices paid per share for our common stock in such fundamental change transaction as described under “Description of Notes – Adjustment to Conversion Rate Upon a Fundamental Change.”

Events of default

The following will be events of default under the indenture for the notes:

•        We fail to pay the principal of or premium, if any, on any note when due;

•        we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•        we fail to provide timely notice of a fundamental change;

•        we fail to deliver shares of common stock upon conversion of the notes within 15 days after the conversion date;

•        we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•        any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $5 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•        certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

See “Description of Notes—Events of Default.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by permanent global notes. The global notes were deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC.

Trading	Our common stock is listed on the Nasdaq Global Market under the symbol “AMIE.” Prior to this offering, the notes have been eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the Portal Market. Notes sold by means of this prospectus are not expected to remain eligible for trading in the Portal Market but are expected to be traded over the counter. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq Global Market.

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this offering circular and the documents incorporated herein by reference, before deciding to purchase any notes. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our notes.

Risks Related to the Offering

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell our convertible notes or our common stock when desired or at attractive prices.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our securities are subject to significant fluctuations in response to the factors set forth in this section of the prospectus and other factors, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and notes.

In addition, the stock markets in general, including the Nasdaq Global Market, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and the common stock. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock on conversion will also be subject to the risk of volatility and depressed prices of our common stock.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

The market price of the notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot assure you that credit rating agencies will maintain their ratings on the notes. A negative change in our credit rating could have an adverse effect on the market price of the notes.

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured indebtedness. However, the notes are effectively subordinated in right of payment to all of our secured indebtedness, including any secured indebtedness we may incur in the future, to the extent of the value of the collateral securing such indebtedness. As of December 31, 2006, we had no outstanding secured indebtedness. The indenture governing the notes does not prohibit us from incurring secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such indebtedness. Therefore, the collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until the secured indebtedness is satisfied in full.

The notes are also effectively subordinated in right of payment to all unsecured and secured liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to our subsidiaries, we, as an equity owner of the subsidiaries, and therefore you, as holders of our debt, including the notes, will be subject to the prior claims of the subsidiaries’ creditors, including trade creditors.

As of June 30, 2007, we had approximately $168.9 million of debt outstanding and the aggregate amount of indebtedness and other liabilities of our subsidiaries would have been approximately $137.7 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with GAAP). The indenture governing the notes does not prohibit our subsidiaries from incurring indebtedness in the future.

We depend on the cash flows of our subsidiaries in order to satisfy our obligations under the notes.

We have a holding company structure with no operations. Our operations are conducted through our subsidiaries. Our operating cash flows and, consequently, our ability to service our debt, including the notes, is therefore dependent upon our subsidiaries’ earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Our subsidiaries’ ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries’ indebtedness, applicable laws and other factors. In addition, to the extent our subsidiaries are foreign, we may incur taxes in connection with any distributions or dividends from our subsidiaries to us, which would reduce the funds available to service our debt.

We may not have the ability to repurchase or redeem the notes when required under the terms of the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, holders of notes may require us to repurchase for cash all or a portion of their notes upon the occurrence of specified fundamental change events or our stated redemption dates. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes. Our ability to repurchase the notes is subject to our liquidity position at the time, and may be limited by law, by the indenture, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. In addition, if we did not have sufficient cash to meet our obligations, while we could seek to obtain third-party financing to pay for any amounts due in cash upon such events, third-party financing may not be available on commercially reasonable terms, if at all.

We expect our credit facility will provide that a fundamental change constitutes an event of default. Future credit agreements or other agreements relating to our indebtedness might contain similar provisions. If we do not obtain consent, we could not repurchase or redeem the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which all of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We are not required by the indenture to comply with financial covenants, limiting protection for noteholders.

There are no financial covenants in the indenture and we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of June 30, 2007, we had approximately $168.9 million of debt outstanding and the aggregate amount of indebtedness and other liabilities of our subsidiaries would have been approximately $137.7 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with GAAP). We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. We may also be required to issue additional shares upon adjustment to the conversion rate upon a fundamental change. These provisions may make it more difficult or discourage a takeover of us. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, premium, if any, and interest (including additional interest, if any), on the notes.

The adjustment to the conversion rate upon a fundamental change on the notes tendered for repurchase upon a fundamental change may not adequately compensate the holders for the lost option time value of notes.

If holders of the notes convert notes in connection with a fundamental change, we may be required to make an adjustment to the conversion rate by increasing the conversion rate applicable to the notes, as described under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described below under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change” there will be no such adjustment to the conversion rate.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating, if any, of the notes. The term “fundamental change” does not apply to transactions in which all of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes – Repurchase at Option of Holders Upon a Fundamental Change.”

You cannot be sure that an active trading market will develop for the notes.

The notes are a new issue of securities for which there is currently no trading market. Although the notes that were sold to qualified institutional buyers pursuant to Rule 144A are eligible for trading in the PORTAL market, we do not expect that the notes resold pursuant to this prospectus will continue to trade on the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange or on the Nasdaq National Market. We cannot assure you that an active trading market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected. Accordingly, we cannot assure you that you will be able to sell the notes at a price acceptable to you or at all.

Additionally, the market price of the notes may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects of companies in our industry. The market for the notes may also be significantly affected by the market price of our common stock, which is subject to wide fluctuations in response to a variety of factors discussed elsewhere in these risk factors.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurred prior to delivery of the common stock issuable upon conversion of the notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Conversion of the notes could dilute the ownership of existing stockholders.

The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, among others, the issuance of stock dividends on our common stock, the issuance of rights or warrants to acquire shares of our common stock or securities convertible into shares of our common stock, subdivisions and combinations of our common stock, dividends of our capital stock, certain cash dividends and certain tender or exchange offers. See “Description of Notes — Adjustment of Conversion Rate.” The conversion rate will not be adjusted for other events, such as an issuance of shares of common stock for cash, that may adversely affect the trading price of the notes or our common stock. It is also possible that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, could occur.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our notes.

We are not restricted from issuing additional shares of common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock, and in turn, the price of the notes may decline.

The price at which our common stock may be purchased on the Nasdaq Global Market is currently lower than the conversion price of the notes and may remain lower in the future.

Prior to electing to convert notes, the noteholder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on the Nasdaq Global Market under the symbol “AMIE.” On September 25, 2007, the last reported sale price of our common stock was $25.07 per share. The initial conversion price of the notes is approximately $55.94 per share. The market prices of our securities are subject to significant fluctuations. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our securities, including our common stock, as well as economic conditions generally could have a similar effect on the trading price of the notes. Should they elect to convert notes, holders of the notes who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal tax without the receipt of any cash. If you are a Non-U.S. Holder, as defined in “Material United States Federal Tax Considerations,” such deemed dividend generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material United States Federal Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and other actions by us that modify our capital structure. See “Description of Notes — Adjustment of Conversion Rate.” The conversion rate is also subject to adjustment for other events such as certain fundamental changes resulting in the payment of a make-whole premium by us. See “Description of Notes — Make-Whole Premium Upon a Fundamental Change.” If the conversion rate is adjusted, under certain circumstances you may be deemed to have received a constructive dividend from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. If you are a non-U.S. Holder, as defined in “Material United States Federal Tax Considerations,” such deemed dividend generally will be subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable treaty. See “Material U.S. Federal Income Tax Consequences.”

The notes may not be rated or may receive a lower rating than anticipated.

We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock could be harmed.

SELECTED FINANCIAL DATA

The selected consolidated financial data below for the five years ended December 31, 2006 should be read in conjunction with the consolidated financial statements and accompanying notes thereto filed in our Annual Report on Form 10-K, as amended, filed with the SEC on May 9, 2007. The financial data for the six months ended June 30, 2006 and June 30, 2007 is derived from our unaudited consolidated condensed financial statements. The unaudited results reflect all adjustments (consisting only of normal recurring adjustments) that our management considers necessary for a fair presentation of operating results. The operating results for the six months ended June 30, 2007 are not necessarily indicative of the results that will be achieved for a full year. The information is only a summary and should be read in connection with the consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition of Ambassadors International, Inc., all of which can be found in publicly available documents, including those incorporated by reference. See “Incorporation of Certain Information By Reference.”

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Selected Consolidated Statements of Operations Data:
Revenues	$113,277	$37,981	$144,419	$26,940	$18,736	$13,679	$14,695
Costs and operating expenses:
Cruise operating expenses	39,656	14,557	43,855	—	—	—	—
Cost of marine revenue	41,451	1,082	34,516	—	—	—	—
Selling and tour promotion	15,948	5,193	17,423	3,144	3,117	4,412	4,014
General and administrative	25,603	12,559	34,322	11,826	9,878	11,034	9,466
Depreciation and amortization	4,688	1,392	4,224	1,232	890	1,249	877
Loss and loss adjustment expenses	474	2,857	5,249	6,051	2,514	—	—
Insurance acquisition costs and other operating expenses	518	2,033	3,564	4,563	2,211	—	—
Impairment loss and lease exit costs	—	—	—	—	2,627	891	—
Operating income (loss)	(15,061)	(1,692)	1,266	124	(2,501)	(3,907)	338
Income (loss) from continuing operations before income tax	(16,161)	(133)	5,970	4,253	(1,567)	(64)	2,877
Income (loss) from continuing operations, net of income tax	(2,792)	(60)	5,627	3,142	(1,937)	(1,017)	2,763
Income (loss) from discontinued operations, net of income tax	—	—	—	—	—	—	(1,197)
Net income (loss)	(2,792)	(60)	5,627	3,142	(1,937)	(1,017)	1,566
Earnings (loss) per share — basic:
Continuing operations	$(0.25)	$(0.01)	$0.53	$0.30	$(0.20)	$(0.10)	$0.28
Discontinued operations	—	—	—	—	—	—	(0.12)

Net income (loss)	$(0.25)	$(0.01)	$0.53	$0.30	$(0.20)	$(0.10)	$0.16

Earnings (loss) per share — diluted:
Continuing operations	$(0.25)	$(0.01)	$0.49	$0.30	$(0.20)	$(0.10)	$0.27
Discontinued operations	—	—	—	—	—	—	(0.12)

Net income (loss)	$(0.25)	$(0.01)	$0.49	$0.30	$(0.20)	$(0.10)	$0.15

Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$30,834	$35,661	$8,246	$17,716	$39,474	$43,609	$46,910
Restricted cash	42,082	—	11,127	—	—	—	—
Available-for-sale securities	3,199	58,390	37,807	77,415	58,441	61,685	59,822

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Total assets	417,424	253,842	255,920	134,783	129,661	125,050	128,159
Long-term passenger and participant deposits	8	308	40	5	518	449	81
Long term debt, net of current portion	163,621	71,106	71,779	—	—	—	—
Total stockholders’ equity	110,778	109,247	115,737	109,226	104,826	112,690	115,016
Other Data:
Cash dividends declared and paid – common shares	$2,168	$2,115	$4,272	$4,134	$3,957	$1,991	$14,168
Cash dividends per common share	$0.20	$0.20	$0.40	$0.40	$0.40	$0.20	$—

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the last five years and the six month period ended June 30, 2007. For the purpose of these ratios, “earnings” represents earnings before provision for income taxes and fixed charges, and “fixed charges” consists of interest expense which is deemed to be representative of an interest factor.

Fiscal Year					Six Months Ended
2002	2003	2004	2005	2006	June 30, 2007
n/a(1)	n/a(1)	n/a(1)	851.6	2.7	n/a(2)

(1)	There was no interest expense incurred during the years ended December, 2002, 2003 and 2004.

(2)	In the six month period ended June 30, 2007, earnings were not sufficient to cover fixed charges by $16.2 million.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock into which the notes may be converted. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “AMIE.” The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on the Nasdaq Global Market.

	High	Low
Year Ended December 31, 2004:
First Quarter	$13.11	$11.92
Second Quarter	13.29	12.10
Third Quarter	12.77	11.84
Fourth Quarter	15.73	12.30
Year Ending December 31, 2005:
First Quarter	$15.74	$13.77
Second Quarter	14.39	12.66
Third Quarter	16.00	13.37
Fourth Quarter	15.50	12.94
Year Ending December 31, 2006:
First Quarter	$18.16	$15.71
Second Quarter	25.23	17.81
Third Quarter	36.18	21.73
Fourth Quarter	47.31	30.83
Year Ending December 31, 2007:
First Quarter	$47.50	$40.82
Second Quarter	$46.81	$30.65
Third Quarter (through September 25, 2007)	$32.81	$22.90

The last reported sales price for our common stock on September 25, 2007 was $25.07 per share. There were approximately 48 stockholders of record (excluding brokerage firms and beneficial owners holding shares through nominee or street name) of our common stock as of March 13, 2007.

DIVIDEND POLICY

On September 2, 2003, the Board of Directors adopted a dividend policy paying stockholders $0.40 per share annually, distributable at $0.10 per share on a quarterly basis. Thus far in 2007 we have declared and paid two quarterly dividends of $0.10 per share. Our declaration and payment of cash dividends in the future and the amount thereof will depend on our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements and outstanding debt securities and other factors deemed relevant by the Board of Directors. No assurance can be given that cash dividends will continue to be declared and paid at historical levels or at all. We and our Board of Directors intend to continually review our dividend policy to ensure compliance with capital requirements, regulatory limitations, our financial position and other conditions which may affect our desire or ability to pay dividends in the future.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated April 3, 2007, between Ambassadors and Wells Fargo Bank, National Association, as trustee. A copy of the indenture is filed as an exhibit to the Current Report on Form 8-K filed by Ambassadors on April 3, 2007.

The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the notes and the indenture. Because the following is only a summary, it does not contain all information that you may find useful. You should carefully review the indenture, which defines your rights as holders of the notes. You may request a copy of the form of indenture and the form of certificate evidencing the notes from the trustee.

Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. As used in this “Description of Notes,” unless otherwise indicated, the words “we,” “us,” “our” and “Ambassadors” refer to Ambassadors International, Inc., and do not include our subsidiaries.

General

The notes represent $97,000,000 aggregate principal amount. The notes will mature on April 15, 2027, unless earlier converted, redeemed at our option or repurchased by us at your option upon a fundamental change or on the specified repurchase dates.

Neither we nor our subsidiaries will be restricted from paying dividends, incurring debt, granting liens, selling assets or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture.

The notes bear interest at the annual rate of 3.75% beginning April 3, 2007. We will pay interest on April 15 and October 15 of each year, commencing on October 15, 2007, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date. The record dates for the payment of interest will be April 1 and October 1. Interest on the notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We are not be required to make any payment on the notes due on any day which is not a business day until the following business day. A payment made on the following business day will be treated as though it were paid on the original due date and no interest will accrue on the payment or the additional period of time. We may, at our option, pay interest on the notes by check mailed to the holders. However, in that case, a holder of an aggregate principal amount of notes in excess of $2,000,000 will be paid by wire transfer of immediately available funds at its election.

The notes are convertible at any time prior to maturity into shares of our common stock at a conversion rate of 17.8763 shares per $1,000 principal amount of notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $55.94 per share. The notes may be converted any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

You may require us to repurchase all or a portion of your notes on April 15, 2012, April 15, 2017 or April 15, 2022 as described below under “—Repurchase at the Option of the Holder.”

On or after April 15, 2012, we may redeem the notes, in whole or in part. On or after April 20, 2010, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period as described below under “—Optional Redemption by Ambassadors International.” We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to $75.00 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes after April 15, 2010. If we experience a fundamental change, you will have the right to require us to repurchase your notes as described below under “—Repurchase at Option of Holders Upon a Fundamental Change.”

The notes were issued only in registered form in denominations of $1,000 or in multiples of $1,000. No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection herewith. The notes are represented by one or more global securities registered in the name of a nominee of the Depositary Trust Company. See “Book Entry, Delivery and Form.”

Ranking

The notes are general unsecured obligations and will be:

•	effectively subordinated to all of our existing and future secured debt to the extent of the value of the collateral securing such debt;

•	equal with any future unsecured debt that does not expressly provide that it is subordinated to the notes; and

•	senior to any future debt that expressly provides that it is subordinated to the notes.

The notes are structurally subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends or issuing or repurchasing our securities.

As of December 31, 2006, after giving effect to the offering of these notes (assuming the initial purchaser’s over-allotment option is not exercised) and had we used the net proceeds of this offering as described in “Use of Proceeds,” Ambassadors International, Inc. would have had approximately $85.0 million of debt outstanding and the aggregate amount of indebtedness and other liabilities of our subsidiaries would have been approximately $140.2 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with GAAP). The terms of the indenture under which the notes will be issued will not limit our ability to incur additional indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Conversion

The notes may be converted, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The initial conversion rate will be equal to 17.8763 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $55.94 per share. The conversion rate will be subject to adjustment, as described below under “—Conversion” and below under “—Adjustment to Conversion Rate Upon a Fundamental Change,” but will not be adjusted for accrued interest.

If the notes are called for redemption or are submitted for repurchase, your conversion rights on the notes called for redemption or submitted for repurchase will expire at the close of business on the last business day before the redemption date or repurchase date, as the case may be. If, however, we default in the payment of the redemption price or repurchase price, your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or repurchased.

Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common stock should contact their brokers or the participants or indirect participants in the DTC through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. If you hold certificated notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash based on the closing market price of our common stock at the close of business on the last trading date preceding the conversion date.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest (including additional interest, if any) for the period from the next preceding interest payment date to the conversion date. In the case of any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption or submitted for repurchase):

•

such note must be accompanied by payment of an amount equal to the interest (including additional interest, if any) payable on such interest payment date on the principal amount of notes being surrendered for conversion; and

•	interest (including additional interest, if any) payable on the interest payment date will be payable on the interest payment date notwithstanding the conversion, and the interest

(including additional interest, if any) will be paid to the holder of such note on the regular record date.

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion of the notes will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

The applicable conversion rate will be subject to adjustment for, among other things:

(i) the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

(ii) the issuance to all holders of our common stock of rights, options or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock at less than the then current market price of our common stock as of the record date for stockholders entitled to receive such rights, options or warrants, provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to the expiration;

(iii) subdivisions and combinations of our common stock;

(iv) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in clause (i) or (ii) above;

•	dividends and distributions paid exclusively in cash referred to in clause (v) below; and

•	distributions of rights to holders of common stock pursuant to a stockholder rights plan;

(v) dividends or distributions to all or substantially all holders of our common stock of an all-cash dividend or distribution (other than in connection with our liquidation, dissolution or winding up) in an aggregate amount that, together with all other all-cash dividends or distributions made during any fiscal quarter period, exceeds the product of $0.10 (appropriately adjusted from time to time for any stock dividends on or subdivisions of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such dividend or distribution; and

(vi) the purchase of our common stock made by us or any of our subsidiaries to the extent that the cash and fair value of any other consideration included in the payment per common share has a fair market value that exceeds the market price of such shares as provided in the indenture.

In the case of clause (v) above, the conversion rate will be adjusted by dividing:

•	the conversion rate by

•

a fraction, the numerator of which will be the current market price of our common stock and the denominator of which is the current market price of our common stock plus the amount per share of such dividend or distribution.

The adjustment will be made successively whenever any such event occurs. For purposes of this paragraph, “current market price” of our common stock means the average of the closing sale prices of our common stock for the first five trading days from, and including, the first day that the common stock trades “ex-dividend.”

We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

To the extent that we have a rights plan in effect, upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions. In addition to the foregoing adjustments, we may increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with any event treated for United States federal income tax purposes as a dividend of stock or stock rights.

In the event of

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted your notes into our common stock immediately prior to any of these events. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

We may, from time to time, increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of the notes at least 15 days’ notice of any such increase in the conversion rate.

You may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Tax Considerations—U.S. Holders.”

Optional Redemption by Ambassadors International

On or after April 20, 2010, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to $75.00 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes after April 15, 2010. We will be obligated to make the additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.

In addition, on or after April 15, 2012, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to but excluding the redemption date.

If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days’ notice to you. If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Repurchase at the Option of the Holder

You have the right to require us to repurchase your notes for cash on April 15, 2012, April 15, 2017 and April 15, 2022. We will be required to repurchase any outstanding note for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a purchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed on the notice. Our repurchase obligation will be subject to certain additional conditions.

The purchase price payable for a note will be equal to 100% of its principal amount plus accrued and unpaid interest and additional interest, if any, to but excluding the repurchase date. See “Material United States Tax Considerations – The Notes - Sale, Exchange, Redemption, Conversion or Other Disposition of Notes and Common Stock.”

Your right to require us to repurchase notes is exercisable by delivering a written purchase notice to the paying agent within 20 business days of the repurchase date. The paying agent will initially be the trustee.

The purchase notice must state:

•	if certificated notes have been issued, the note certificate numbers or, if your notes are not certificated, your purchase notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any written purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificated numbers of the withdrawn notes or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We must give notice of an upcoming repurchase date to all noteholders not less than 20 business days prior to each repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. The notice will state, among other things, the amount of the purchase price and the procedures that holders must follow to require us to repurchase their notes.

Payment of the purchase price for a note for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the noteholder will terminate, other than the right to receive the purchase price upon delivery of the note.

Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding notes on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. See “Risk Factors – We may not have the ability to repurchase or redeem the notes when required under the terms of the notes.”

In connection with any purchase offer, we will comply with any applicable provisions of Rule 13e-4 and Rule 14e-1, if applicable, and other tender offer rules under the Exchange Act. We will also file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act.

Repurchase at Option of Holders Upon a Fundamental Change

If a “fundamental change” as defined below occurs at any time prior to the stated maturity of the notes, you will have the right, at your option, to require us to repurchase all of your notes for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, unless the repurchase date falls after a regular record date and before the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see “Material United States Federal Income Tax Consequences.”

A fundamental change will be deemed to have occurred, at any time after the notes are originally issued, if any of the following occurs:

(1) at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us); or

(2) any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(3) we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or dispose of all or substantially all of our assets to another person, other than:

(i) any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (other than solely for shares of publicly traded common stock listed on an established national securities exchange or automated over-the-counter trading market in the United States) and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

(ii) any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock;

(4) the common stock into which the notes are convertible ceases to be listed on the Nasdaq Global Market and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or

(5) our stockholders pass a resolution approving a plan of liquidation, dissolution or winding up.

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to repurchase any notes under clauses (1), (2) or (3) above (and we will not be required to deliver the fundamental change repurchase right notice incidental thereto), if the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above or a change in the board of directors under clause (1) above, equals or exceeds 105% of the conversion price of the notes in effect on each such trading day.

For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of the indenture or (b) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of (1) a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election or (2) a majority of the continuing directors that were serving at the time of such appointment, nomination or election on a committee of our board of directors that appointed or nominated for election or reelection such board member.

The term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

At least 20 business days prior to the anticipated date on which a fundamental change will become effective (or if we do not have actual notice of a fundamental change 20 business days prior to the effective date, as soon as we have actual notice of the fundamental change), we will provide to all holders of the notes, the trustee, the paying agent and the conversion agent a notice (the “fundamental change notice”) stating:

(1) if applicable, whether we will adjust the conversion rate as described under “— Adjustment to Conversion Rate Upon a Fundamental Change”;

(2) the anticipated date on which the fundamental change will become effective; and

(3) whether we expect that holders of the notes will have the right to require us to repurchase the notes as described in this section.

In addition to the fundamental change notice, on or before the 20th trading day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of notes having the right to cause us to repurchase their notes), we will provide to all holders of the notes and the trustee and paying agent and conversion agent a notice of the occurrence of the fundamental change and of the resulting repurchase right (the “fundamental change repurchase right notice”).

Each fundamental change repurchase right notice will state, among other things:

•	the events giving rise to the fundamental change;

•

if we will adjust the conversion rate pursuant to a fundamental change that falls under clause (2), (3) or (4) of the definition of fundamental change, the conversion rate and any adjustments to the conversion rate;

•	the effective date of the fundamental change, if applicable;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•

that the notes with respect to which the fundamental change repurchase right notice has been given by the holder may be converted only if the holder withdraws any repurchase notice previously delivered by the holder in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, before the close of business on the second business day immediately preceding the repurchase date, the notes to be repurchased, together with the repurchase notice duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000 in excess thereof; and

•	that the notes are to be repurchased by us as of the fundamental change repurchase date pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your fundamental change repurchase notice must comply with appropriate DTC procedures.

If you exercise your right to have any portion of your note repurchased, you may not surrender that portion of your note for conversion unless you withdraw your repurchase notice in accordance with the indenture. You may withdraw any such repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the second business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the notes are not in certificated form, the notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on a date chosen by us in our sole discretion that is not less than 20 and no more than 35 business days after the date of our mailing of the relevant fundamental change repurchase right notice, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the repurchase price promptly following the later of the repurchase date and the time of book-entry transfer or the delivery of the notes. If the paying agent, other than us or a subsidiary of ours, holds money or securities sufficient to pay the repurchase price of the notes to be repurchased on the business day following the repurchase date, then:

•

such notes will cease to be outstanding, and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the note is delivered to the paying agent); and

•	all other rights of the holder with respect to such notes will terminate (other than the right to receive the repurchase price upon delivery or transfer of the notes).

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

The definition of fundamental change includes the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you believe a transfer of “substantially all” of our assets has occurred, and we have not provided a fundamental change notice. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. Certain of our debt agreements may prohibit our redemption or repurchase of the notes. Moreover, a fundamental change could cause an event of default under the terms of our other debt. If holders elect to have us repurchase notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur. Any such default may, in turn, cause a default under our other debt.

Adjustment to Conversion Rate Upon a Fundamental Change

If and only to the extent that you convert your notes in connection with a fundamental change described in clause (2), (3) or (4) of the definition of fundamental change occurring prior to April 15, 2012, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the “stock price”) paid per share for our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change.

A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or after the effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under “—Repurchase at Option of the Holder Upon a Fundamental Change”)).

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion”. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by an adjustment factor equal to a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “—Conversion” above.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares issuable per $1,000 initial principal amount of notes as a result of a fundamental change that occurs in the corresponding period.

Effective Date of Fundamental Change	Stock Price
	$44.75	$55.00	$65.00	$75.00	$85.00	$95.00	$105.00	$115.00	$125.00	$135.00	$145.00	$155.00	$165.00
4/03/07	4.92	3.70	2.61	1.92	1.47	1.16	0.93	0.77	0.64	0.54	0.47	0.40	0.35
4/15/08	4.92	3.67	2.51	1.80	1.34	1.04	0.82	0.67	0.55	0.46	0.39	0.34	0.29
4/15/09	4.92	3.56	2.32	1.60	1.15	0.86	0.67	0.53	0.43	0.36	0.30	0.26	0.22
4/15/10	4.92	3.33	2.02	1.29	0.87	0.62	0.46	0.36	0.29	0.24	0.20	0.17	0.15
4/15/11	4.92	2.92	1.49	0.80	0.47	0.30	0.21	0.16	0.13	0.11	0.09	0.08	0.07
4/15/12	4.92	0.35	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact stock price and conversion dates may not be set forth in the table, in which case:

•

if the stock price is between two stock price amounts on the table or the conversion date is between two dates on the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth in the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is more than $165.00 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of a fundamental change; or

•	if the stock price is less than $44.75 (subject to adjustment), no adjustment will be made to the conversion rate as a result of a fundamental change.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a note exceed 22.7963 per $1,000 initial principal amount of the notes, after giving effect to the increase in the conversion rate described above, subject to adjustment for adjustments to the conversion rate described under “—Conversion” above.

Our obligation to deliver the additional share amounts to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to principles of reasonableness of economic remedies.

Mergers and Sales of Assets by Ambassadors International

We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•

the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest (including additional interest, if any) on the notes and the performance of our other covenants under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default

The following will be events of default under the indenture:

•	we fail to pay the principal of or premium, if any, on any note when due;

•	we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•	we fail to provide timely notice of a fundamental change;

•	we fail to deliver shares of common stock upon conversion of the notes within 15 days after the conversion date;

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•

any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $5 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

The term “significant subsidiary” means any of our subsidiaries (i) which has consolidated assets equal to or greater than 10% of our total consolidated assets as of the end of our most recently completed fiscal year, provided that any assets that are maritime vessels shall be included in consolidated assets net of any non-recourse indebtedness to which they are subject, (ii) in which we and our other subsidiaries have investments equal to or greater than 10% of our total consolidated assets as of the end of our most recently completed fiscal year; or (iii) which has income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles equal to or greater than 10% of our consolidated income for our most recently completed fiscal year; provided, however, if such subsidiary has a loss from continuing operations then such loss shall be excluded from this calculation. The term “non-recourse indebtedness” means indebtedness or lease payment obligations substantially related to the acquisition of assets or the financing of substantial improvements thereto, including any refinancing, modification or replacement thereof, in which the obligee with respect to such indebtedness has no recourse to us or any of our subsidiaries or any asset of ours or any of our subsidiaries other than the assets so acquired with the proceeds of such indebtedness or such assets and the improvements thereto financed with the proceeds of such indebtedness.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization involving us, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization involving us occurs, then the principal of, and accrued interest (including additional interest, if any) on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “—Meetings, Modification and Waiver” below.

You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including additional interest, on your notes on or after the respective due dates expressed in your notes or your right to convert your notes in accordance with the indenture.

We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest, including additional interest, if any) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

•

by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or interest on, a note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	reduce the amount payable upon a redemption or repurchase upon a fundamental change;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•

modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Purchase of Notes by Ambassadors International

We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase will be surrendered to the trustee for cancellation.

Surrender and Cancellation of Notes

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Notices

Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Registration Rights

We and the initial purchaser entered into a registration rights agreement dated April 3, 1007. The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes (the “registrable securities”), that we will, at our expense:

•	use reasonable efforts to file with the SEC, within 120 days after April 3, 2007, a shelf registration statement covering resales of the registrable securities;

•	use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 210 days after April 3, 2007; and

•

use reasonable efforts to keep effective the shelf registration statement until two years after April 3, 2007 or, if earlier, until the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.

We have filed the shelf registration statement containing this prospectus to satisfy our obligations under the registration rights agreement. We may suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of registrable securities during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period.

We will pay predetermined additional interest if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. The rates at which additional interest will accrue will be as follows:

•	0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

•	0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.

In the event notes that are registrable securities are converted into shares of common stock that are restricted securities, any additional interest will accrue on such shares at the rates described above, applied to the conversion price at that time.

The following requirements and restrictions apply to a holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	such holder will be required to be named as a selling securityholder in this prospectus;

•	such holder may be required to deliver a prospectus to purchasers;

•	such holder may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	such holder will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be listed on the Nasdaq Global Market.

We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

Governing Law

The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of laws principles.

The Trustee

Wells Fargo Bank, National Association, is the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

Form, Denomination and Registry

The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Global Note, Book-Entry Form

The notes have been issued in the form of global notes deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

DTC or its nominee will be considered the sole owner and holder of the global notes for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of the global note or any note it represents for any purpose.

We expect that, pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The initial purchaser will designate the accounts to be credited. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security to such persons.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the notes represented by the global notes has occurred and is continuing. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	40,000,000 shares of common stock, $0.01 par value, of which 10,789,284 shares were outstanding as of August 6, 2007; and

•	2,000,000 shares of preferred stock, $0.01 par value, none of which are outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive right to vote for the election of directors and for all other purposes. The holders of common stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such an event, holders of the remaining shares will not be able to elect any directors.

Subject to any preferential rights of holders of our preferred stock, the holders of our common stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors, out of funds legally available for the payment of dividends; see “Dividend Policy”. In the event of liquidation, dissolution or winding up, of the Company holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior distribution. No shares of our common stock are subject to redemption or have preemptive rights. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

As of the date of this offering circular, there are no outstanding shares of preferred stock. Our board of directors may authorize, without action by our stockholders, the issuance of preferred stock in one or more series and may fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations and restrictions thereof, including, without limitation:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights;

•	dividend rights and preferences over dividends on our common stock or any series of preferred stock;

•	the dividend rate (and whether dividends are cumulative);

•	conversion rights, if any;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions, if any);

•	redemption price and liquidation preferences of any wholly unissued series of any preferred stock and the designation thereof of any of them; and

•	to increase or decrease the number of shares of any series subsequent to the issue of shares of that series but not below the number of shares then outstanding.

Any or all of these rights may be greater than the rights of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of preferred stock that may be issued in the future. The Company has no present plans to issue any series of preferred stock.

The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Dividends

On September 2, 2003, our Board of Directors authorized a new dividend policy paying stockholders $0.40 per share annually, distributable at $0.10 per share on a quarterly basis. The following dividends have been declared in 2007, 2006, 2005 and 2004 on the dates indicated (in thousands):

Record Date	Payment Date	Dividend Amount
2007:
March 12, 2007	March 19, 2007	$1,084
May 21, 2007	May 31, 2007	1,084

2006:
February 20, 2006	March 2, 2006	$1,050
May 22, 2006	June 1, 2006	1,065
August 16, 2006	August 31, 2006	1,072
November 14, 2006	November 28, 2006	1,085

2005:
February 28, 2005	March 15, 2005	$1,016
May 31, 2005	June 15, 2005	1,034
August 25, 2005	September 8, 2005	1,042
November 18, 2005	December 2, 2005	1,042

2004:
March 9, 2004	March 23, 2004	$1,000
June 1, 2004	June 16, 2004	974
August 30, 2004	September 14, 2004	987
November 30, 2004	December 15, 2004	996

Our declaration and payment of cash dividends in the future and the amount thereof will depend on our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements and outstanding debt securities and other factors deemed relevant by the Board of Directors. No assurance can be given that cash dividends will continue to be declared and paid at historical levels or at all. The Board of Directors intends to continually review our dividend policy to ensure compliance with capital requirements, regulatory limitations, our financial position and other conditions which may affect our desire or ability to pay dividends in the future.

Power to Issue Additional Shares of Common and Preferred Stock

We believe that the power to issue additional shares of common stock or preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

Antitakeover Provisions Under Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware as neither our certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder, subject to limited exceptions;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series of stock beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Governing Documents

We filed a Certificate of Incorporation in Delaware in August of 1995 and it has not been amended since. We are governed by the laws of Delaware, our Certificate of Incorporation and our bylaws. The life of the corporation is perpetual.

Various provisions contained in our restated certificate of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that the stockholders may deem to be in their best interests. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide our board into three classes of directors, with each class serving a staggered three-year term;

•

provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	state that special meetings of our stockholders may be called only by the chairman of our board of directors, our board of directors itself or our president; and

•	allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of the board.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY AND THE INITIAL PURCHASER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discusses the material U.S. federal income tax consequences to holders, and U.S. federal estate tax consequences to non-U.S. holders (defined below), relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of notes and common stock in light of their personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. This summary applies only to holders that purchase the notes in the initial offering at their “issue price,” as defined in Section 1273 of the Code (the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)), and hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Code (generally, for investment). It does not address tax consequences applicable to those holders that may be subject to special tax rules, including financial institutions, regulated investment companies, tax-exempt organizations, certain former U.S. citizens or residents, persons subject to the alternative minimum tax provisions of the Code, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes or common stock into which the notes may be converted as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes, persons deemed to sell notes or common stock into which the notes may be converted under the constructive sale provisions of the Code, persons who hold notes or common stock into which the notes may be converted through a partnership or other pass-through entity, or persons whose functional currency is not the U.S. dollar (except as disclosed below under “Non-U.S. Holders”). We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions. Moreover, this discussion does not address the effect of the U.S. federal estate and gift tax laws on U.S. holders or the effect of any applicable state, local, foreign or other tax laws.

THE FOLLOWING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, the term U.S. holder means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder means a holder (other than a partnership or an entity or arrangement classified as partnership for U.S. federal income tax purposes) of a note or common stock that is not a U.S. holder for U.S. federal income tax purposes.

For U.S. federal income tax purposes, if a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock into which the notes may be converted, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership for U.S. federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences relating to the ownership, conversion and disposition of the notes and the ownership and disposition of common stock into which the notes may be converted.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by U.S. holders.

The Notes

Interest

Interest paid on the notes will be includible in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

In certain circumstances we may be obligated to pay holders additional interest if we do not file or cause to be declared, or keep effective a registration statement, as described under “Description of Notes—Registration Rights.” We believe that the likelihood that we will be obligated to pay additional interest is remote. Our determination that this contingency is remote is binding on holders unless they disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Remote contingencies are not taken into account unless and until they occur. If we are required to pay additional interest, although it is not free from doubt, U.S. holders would likely recognize additional interest income in accordance with their method of accounting for U.S. federal income tax purposes.

Sale

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as interest unless previously taken into income) and (ii) the U.S. holder’s adjusted tax basis in that note. A U.S. holder’s adjusted tax basis in a note generally will be the purchase price of that note on the date of purchase. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition, the note has been held for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Conversion

A U.S. holder will not recognize any income, gain or loss upon conversion of a note into our common stock, except with respect to cash received in lieu of a fractional share of common stock or in payment of accrued but unpaid interest, subject to the discussion under “Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note in connection with a fundamental change may be treated as a taxable stock distribution. A U.S. holder’s tax basis in the common stock received on conversion of a note (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will be the same as the U.S. holder’s adjusted tax basis in the note at the time of conversion. The holding period for the common stock received on conversion generally will include the holding period of the note converted.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for a fractional share of common stock and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to the fractional share).

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of the Notes – Conversion,” should consult its own tax advisor concerning the appropriate treatment of such payments.

In the event that we undergo a business combination as described under “Description of Notes—Conversion,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Constructive Distributions

The conversion price of the notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a dividend distribution to the extent of the issuer’s current and accumulated earnings and profits. Under applicable Treasury regulations, an adjustment to the conversion price of the notes may, under certain circumstances, be treated as a constructive distribution to the extent it increases the proportional interest of a U.S. holder of a note in our earnings and profits or assets, whether or not the holder ever converts the note into our common stock, and even though the noteholder will not have actually received any cash or other property. For example, in the event that the conversion rate is adjusted in connection with a distribution of cash dividends on our common stock, as described above under “Description of Notes—Conversion,” noteholders likely would be treated as receiving a constructive dividend to the extent of our current and accumulated earnings and profits. The adjustment to the conversion rate of a note converted in connection with a fundamental change, as described under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change” above, also may be treated as a taxable stock distribution. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, would increase the noteholders’ proportionate interests in our stock. For instance, a change in conversion price could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide, reasonable adjustment formula, are not treated as constructive dividends. Conversely, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for long-term capital gains rate or the dividends received deduction described in the next paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

Common Stock

Distributions

Distributions received on our common stock will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. For taxable years beginning before January 1, 2011, subject to certain exceptions and provided that certain holding period requirements are met, dividends received by individual stockholders generally would be taxed at the same preferential rates that apply to long-term capital gains. Any excess will be treated as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received that are treated as dividends. Special rules may apply to corporate U.S. holders upon the receipt of any “extraordinary dividends” with respect to the common stock.

Sale

Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. holder’s holding period is more than one year. Long-term capital gains of non-corporate tax payers are taxed at lower rates that those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders

The following discussion is a summary of the material U.S. federal income and estate tax consequences resulting from the ownership, conversion and disposition of the notes and ownership and disposition of common stock by non-U.S. holders.

Interest

Interest income paid on the notes to a non-U.S. holder should not be subject to U.S. federal income tax or withholding tax (subject to the discussion below regarding backup withholding) provided that:

•	the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us through stock ownership; and

•

the non-U.S. holder, under penalty of perjury, certifies to us or our agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides its name and address (or otherwise satisfies the applicable identification requirements).

If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business. Foreign partnerships and certain foreign trusts must provide additional documentation with respect to their partners or beneficiaries.

A non-U.S. holder that is not exempt from tax on interest under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless (i) the interest is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder’s exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the interest is effectively connected with the conduct of a U.S. trade or business and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which generally is imposed at a 30% rate, subject in each case to income tax treaty exceptions. While not entirely clear, the above discussion should be applicable to additional interest, if any, received by non-U.S. holders.

Constructive Distributions

As discussed above, an adjustment to the conversion price of the notes could potentially give rise to a deemed distribution to holders of the notes. See “U.S. Holders—The Notes—Constructive Distributions” above. With respect to non-U.S. holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock. See “Non-U.S. Holders—Distributions” below.

Distributions

If we make distributions on our common stock, those distributions generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Subject the discussion below of backup withholding, any such distribution treated as a dividend to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, unless (i) the dividend is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder’s exemption from, or as to the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the dividend is effectively connected with the conduct of a U.S. trade or business and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which generally is imposed at a 30% rate, subject in each case to income tax treaty exceptions.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes and Common Stock

A non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption, conversion or other disposition of a note or common stock, unless:

•

in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the disposition and certain other requirements are met, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty.

If the gain is effectively connected to the conduct of a U.S. trade or business and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder under the terms of the treaty, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally and, under certain circumstances with respect to corporate holders, to the branch profits tax, which generally is imposed at a 30% rate, subject in each case to income tax treaty exceptions.

Notwithstanding the above, if we are or become a U.S. real property holding corporation (a “USRPHC”), a non-U.S. holder could be subject to federal income tax with respect to gain realized on the disposition of notes or shares of common stock. Amounts withheld, if any, with respect to such gain pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder’s U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or will become a USRPHC in the future.

United States Federal Estate Tax

A note held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death will not be includable in the decedent’s gross estate for U.S. federal estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business within the U.S. and, if an income tax treaty applies, would not have been attributable to a U.S. permanent establishment of the holder common stock actually or beneficially held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death (or who previously transferred such stock subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide the recipient’s taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28 percent and is scheduled to increase to 31% in 2011. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Non-exempt U.S. holders will be subject to information reporting with respect to payments of interest on notes and dividends on common stock, and under certain circumstances, payments of principal. Non-exempt U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. holders should consult their tax advisors.

Payments of interest on notes and dividends on common stock to non-U.S. holders will be subject to information reporting on Form 1042-S. If the notes are held by a non-U.S. holder through a non-U.S., and non-U.S. related, broker or financial institution, backup withholding generally would not be required. Backup withholding may apply if the notes are held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors.

Any amounts withheld from a payment under the backup withholding rules will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS. Some holders (including, among others, U.S. corporations) generally are not subject to information reporting and backup withholding.

SELLING SECURITYHOLDERS

The notes were originally issued by Ambassadors and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

The following table sets forth information, as of September 25, 2007, with respect to the selling securityholders and the principal amount of notes beneficially owned by each securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount or percentage of the notes or the common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. For purposes of the table below, we have assumed that all shares offered under the prospectus have been sold. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $97 million aggregate principal amount of the notes outstanding.

The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the initial conversion rate of 17.8763 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years.

	Shares of Common Stock Beneficially Owned Prior to Offering**	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Common Stock Offered Hereby		Shares of Common Stock Beneficially Owned After Offering
Name				Number (1)	Percentage (2)	Number	Percentage (3)
Morgan Stanley & Co. Incorporated(4) #	80,560	$4,500,000	4.64%	80,443	*	117	*
Allstate Insurance Company(5) #	22,345	$1,250,000	1.29%	22,345	*	—	—
Absolute Strategies Fund, Forum Funds Trust#	10,726	$600,000	*	10,726	*	—	—
Mohican VCA Master Fund, Ltd.(6)	60,779	$4,300,000	3.51%	60,779	*	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited(7)	89,382	$5,000,000	5.15%	89,382	*	—	—
Polygon Global Opportunities Master Fund#	357,526	$20,000,000	20.62%	357,526	3.21%	—	—
Morgan Stanley Convertible Securities Trust(8)	7,597	$425,000	*	7,597	*	—	—
Van Kampen Harbor Fund(9)	23,686	$1,325,000	1.37%	23,686	*	—	—
Vicis Capital Master Fund(10)	89,382	$5,000,000	5.15%	89,382	*	—	—
Topaz Fund(11)	89,382	$5,000,000	5.15%	89,382	*	—	—
The Northwestern Mutual Life Insurance Company - Group Annuity Separate Account(12)	4,469	$250,000	*	4,469	*	—	—
The Northwestern Mutual Life Insurance Company - General Account(13)	84,912	$4,750,000	4.90%	84,912	*	—	—
Froley Revy Alternative Strategies(14)	1,788	$100,000	*	1,788	*	—	—
CSS, LLC(15)	26,814	$1,500,000	1.55%	26,814	*	—	—
Highbridge Convertible Arbitrage Master Fund, L.P.(16)	89,382	$5,000,000	5.15%	89,382	*	—	—
Highbridge International, LLC(17)	259,206	$14,500,000	14.95%	259,206	2.35%	—	—

*	Less than 1.00%

**	Includes the shares of common stock issuable upon conversion of the notes being offered by the selling securityholder.

#

The selling securityholder is a wholly-owned subsidiary of company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) or the Securities Exchange Act.

(1)	Represents the maximum number of shares of our common stock issuable upon conversion of all the holder’s notes, based on the initial conversion rate of 17.8763 shares of our common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes – Conversion” and “Description of the Notes - Adjustment to Conversion Rate Upon a Fundamental Change.” As a result the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 10,789,284 shares of our common stock outstanding as of August 6, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Assumes all shares being offered under this prospectus are sold. The percentage of share ownership indicated is based on 10,789,284 shares of our common stock outstanding as of August 6, 2007.

(4)	The selling securityholder is a NASD-registered broker-dealer.

(5)	The selling securityholder is affiliated with the following NASD-registered broker-dealers: Allstate Distributors, LLC, ALFS, Inc. and Allstate Financial Services, LLC. The selling securityholder is the parent company of Allstate Life Insurance Company. Allstate Life Insurance Company holds a 50% equity interest in Allstate Distributors, LLC. ALFS, Inc. and Allstate Financial Services, LLC are wholly owned subsidiaries of Allstate Life Insurance Company. The selling securityholder has represented to us that it acquired the securities being offered under this prospectus in the ordinary course of business and that at that at the time of purchase of such securities it did not have any agreements, understandings or arrangements, directly or indirectly, with any person to distribute such securities.

(6)	Eric Hage and Daniel Hage share the power to vote or dispose of the of the securities being offered under this prospectus by the selling securityholder.

(7)	The power to vote or dispose of the securities being offered under this prospectus by the selling securityholder is held by its board of directors. Larla Bodden, Hane Fleming, Dennis Hunter, Alan Smith and Gary Tremiou are currently members of the board of directors of CQS Convertible and Quantitative Strategies Master Fund Limited.

(8)	Morgan Stanley Investment Advisors Inc. holds the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder as its investment advisor. Ellen Gold, in her capacity as portfolio manager of Morgan Stanley Investment Advisors, holds the power to vote or dispose of the of the securities being offered under this prospectus by the selling securityholder. The selling securityholder is a NASD-registered broker-dealer.

(9)	Van Kampen Asset Management holds the power to vote or dispose the securities being offered under this prospectus by the selling securityholder as its investment advisor. Ellen Gold and David McLaughlin, in their capacities as Executive Director and President of Van Kampen Asset Management, respectively hold the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder. The selling securityholder is a NASD-registered broker-dealer.

(10)	The power to vote or dispose the securities being offered under this prospectus by the selling securityholder is shared by Shad Stastney, John Succo and Sky Lucas.

(11)	The power to vote or dispose the securities being offered under this prospectus by the selling securityholder is held by Robert Marx. SG Americas Securities, the Investment Advisor to the selling securityholder, is a NASD-registered broker-dealer. The selling securityholder has represented to us that it acquired the securities being offered under this prospectus in the ordinary course of business and that at that at the time of purchase of such securities it did not have any agreements, understandings or arrangements, directly or indirectly, with any person to distribute such securities.

(12)	Northwestern Investment Management Company shares the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder as its investment advisor. Jerome R. Bairer shares the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder as the portfolio manager for Northwestern Investment Management Company. The previous sentence shall not be construed as an admission that Mr. Bairer is a beneficial owner of the securities being offered for purposes of section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. Todd Securities, L.L.C., a subsidiary of the selling securityholder, is a NASD-registered broker-dealer. The selling securityholder has represented to us that it acquired the securities being offered under this prospectus in the ordinary course of business and that at that at the time of purchase of such securities it did not have any agreements, understandings or arrangements, directly or indirectly, with any person to distribute such securities.

(13)	Northwestern Investment Management Company shares the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder as its investment advisor. Jerome R.

Bairer shares the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder as the portfolio manager for Northwestern Investment Management Company. The previous sentence shall not be construed as an admission that Mr. Bairer is a beneficial owner of the securities being offered for purposes of section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. Todd Securities, L.L.C., a subsidiary of the selling securityholder, is a NASD-registered broker-dealer. The selling securityholder has represented to us that it acquired the securities being offered under this prospectus in the ordinary course of business and that at that at the time of purchase of such securities it did not have any agreements, understandings or arrangements, directly or indirectly, with any person to distribute such securities.

(14)	The power to vote or dispose the securities being offered under this prospectus by the selling securityholder is held by Ann Houlihan.

(15)	The selling securityholder is a NASD-registered broker-dealer. The power to vote or dispose of the securities being offered under this prospectus by the selling securityholder is held by Nicholas D. Schoewe and Clayton A. Struve, as the partners of the selling securityholder.

(16)	The power to vote or dispose the securities being offered under this prospectus by the selling securityholder is held by Highbridge Capital Management, LLC as its trading manager. Glenn Dubin and Henry Swieca control Highbridge control Capital Management, LLC, and as such have the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by the selling securityholder.

(17)	The power to vote or dispose the securities being offered under this prospectus by the selling securityholder is held by Highbridge Capital Management, LLC as its trading manager. Glenn Dubin and Henry Swieca control Highbridge control Capital Management, LLC, and as such have the power to vote or dispose of the securities being offered under this prospectus by the selling securityholder. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by the selling securityholder.

To the extent that any of the selling securityholders identified above are broker-dealers, they may deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act with respect to the securities sold pursuant to this prospectus.

With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes and underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and the underlying common stock, such selling securityholders had no agreements or undertakings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Ambassadors within the past three years.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the notes and the common stock issuable upon conversion of the notes to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

•	These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the common stock issuable upon conversion of the notes short and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock issuable upon conversion of the notes offered by them hereby will be the purchase price of the notes or the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq Global Market. We do not intend to list the notes for trading on any national securities exchange and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes and the common stock issuable upon conversion of the notes by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

A selling securityholder may decide not to sell any notes or the common stock issuable upon conversion of the notes described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the common stock issuable upon conversion of the notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the common stock issuable upon conversion of the notes by other means not described in this prospectus.

With respect to a particular offering of the notes and the common stock issuable upon conversion of the notes, to the extent required, an accompanying prospectus supplement will be prepared and will set forth the following information:

•	the specific notes or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the common stock issuable upon conversion of the notes to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with respect to the common stock offered in this prospectus with the Commission in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document which is filed as an exhibit to the registration statement. Each statement concerning a document which is filed as an exhibit should be read along with the entire document. For further information regarding us and the common stock offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the Public Reference Room.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. In addition to the Commission’s Public Reference Room, our SEC filings are also available to the public from the SEC’s website at www.sec.gov and under the “Investor Relations” section of our website at www.ambassadors.com. Information on our website is not incorporated into this offering circular or other securities filings and is not a part of these documents.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the Commission on May 9, 2007;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007, filed with the Commission on May 9, 2007 and August 9, 2007, respectively;

•	Our Proxy Statement for our 2007 Annual Meeting of Stockholders, as filed with the Commission on April 18, 2007;

•

Our Current Reports on Form 8-K, filed with the Commission on February 23, 2007, February 28, 2007, March 1, 2007, March 30, 2007, April 2, 2007, April 3, 2007, April 6, 2007, April 13, 2007, April 19, 2007, May 8, 2007, May 29, 2007, June 8, 2007 and June 25, 2007; and

•

The description of our Common Stock contained in our Registration Statement on Form 8-A under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on July 12, 1995, including any amendment or report filed for the purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Ambassadors International, Inc.

1071 Camelback Street

Newport Beach, CA 92660

Attn: Secretary

Telephone: (949) 759-5900

LEGAL MATTERS

The validity of the shares of common stock offered in this offering will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements of Ambassadors International, Inc. appearing in Ambassadors International Inc.’s Amendment No. 1 to its Annual Report (Form 10-K/A) for the year ended December 31, 2006 (including schedule appearing therein), and Ambassadors International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ambassadors International, Inc. as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$97,000,000

3.75% Convertible Senior Notes due 2027

Shares of Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

October 2, 2007

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.